EXHIBIT 10.1

AMENDMENT NO. FOUR
TO BUILD-TO-SUIT LEASE

THIS AMENDMENT NO. FOUR (“Amendment”) is made and entered into as of March 31, 2009, effective as of February 1, 2009 (the “Effective Date”), by and between HCP BTC, LLC (formerly known as Slough BTC, LLC), a Delaware limited liability company (“Landlord”) and RIGEL PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord and Tenant are parties to that certain Build-To-Suit Lease dated as of May 16, 2001 (the “Original Lease”), as amended by Amendment No. One to Build-to-Suit Lease dated as of October 18, 2002 (the “First Amendment”), by Amendment No. Two to Build-to-Suit Lease dated as of January 31, 2005 (the “Second Amendment”), and by Amendment No. Three to Build-to-Suit Lease dated as of July 24, 2006 (the “Third Amendment”) (the Original Lease and the First Amendment, Second Amendment and Third Amendment being referred to herein collectively as the “Lease”), pursuant to which Landlord leases to Tenant, and Tenant leases from Landlord, the two connected buildings commonly known as 1170 Veterans Boulevard and 1180 Veterans Boulevard, containing approximately 146,923 square feet in the aggregate, in the Britannia Oyster Point business park, South San Francisco, California.

B.            The Third Amendment provided for the deferral of a portion of Tenant’s monthly rental obligation for the months from and including May 2006 through December 2007; for the conversion of such deferred rent, together with interest accrued thereon, to an “Amortizable Balance” (as defined in the Third Amendment) as of December 31, 2008; and for the repayment of such Amortizable Balance by Tenant over a period of four (4) years beginning in January 2009 pursuant to a repayment schedule prescribed in the Third Amendment.

C.            The Amortizable Balance as of December 31, 2008 was $7,024,284.  Tenant made one amortization payment with respect to such Amortizable Balance in January 2009.

D.            The parties wish to amend the Lease, effective as of the Effective Date, to provide for, inter alia, (i) a deferral of repayment of the remaining portion of the Amortizable Balance (redefined below for purposes of this Amendment as the “Deferral Amount”), (ii) a revised set of terms governing payment of the unpaid balance of such Deferral Amount, and (iii) the cancellation of an existing warrant and issuance of a new warrant to Landlord or its nominee, all subject to the terms and conditions set forth herein.

E.             Unless otherwise defined herein, all capitalized terms have the meanings assigned to them in the Lease.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Calculation and Payment of Deferral Amount.

(a)           The parties agree that the remaining Amortizable Balance as of the Effective Date was $6,850,786 (the “Deferral Amount”).  The unpaid balance of the Deferral Amount shall be deemed to increase at the rate of twelve percent (12%) per annum, compounded monthly, during the Delay Period as defined below (the Deferral Amount, as so increased from time to time, being sometimes referred to herein as the “Adjusted Deferral Amount” and the amount by which the Adjusted Deferral Amount from time to time exceeds the initial Deferral Amount as specified above being sometimes referred to herein as the “Delay Period Adjustment Amount”).  For purposes of this Amendment, the term “Delay Period” means the period from and including the Effective Date until and including the earlier of (i) June 30, 2010 or (ii) the date the Adjusted Deferral Amount has been paid in full by Tenant.

(b)           Tenant shall pay the Adjusted Deferral Amount, together with accrued interest (if any) pursuant to this subparagraph (b), in accordance with the provisions of this subparagraph (b).  Payments made by Tenant under the Lease shall be applied first to Tenant’s monetary obligations due or past due under the Lease other than pursuant to this subparagraph (b) (including, but not limited to, Tenant’s obligations for payment of monthly minimum rent, Operating Expenses, and additional rent payable under any applicable provisions of the Lease as it existed prior to Amendment No. Three), and shall be applied to Tenant’s obligations under this subparagraph (b) only after all such other monetary obligations are current.  All amounts paid or payable by Tenant pursuant to this subparagraph (b) shall constitute additional rent under the Lease and, when paid and properly applicable to Tenant’s obligations under this subparagraph (b), shall be applied first to accrued interest (if any) pursuant to the provisions of this subparagraph (b), then to the Delay Period Adjustment Amount, and then to the remaining balance of the Adjusted Deferral Amount.

(i)            Except as expressly provided in subparagraph (b)(ii), (iii), (iv) or (v) below (if applicable), Tenant shall not be required to make any repayment with respect to the Adjusted Deferral Amount prior to July 1, 2010.  If as of June 30, 2010 the Adjusted Deferral Amount has not been paid in full and none of the events described in subparagraph (b)(ii), (iii) or (iv) below has occurred, then (A) on July 1, 2010, Tenant shall make a lump-sum payment to Landlord in an amount equal to the then applicable Delay Period Adjustment Amount (which amount the parties agree will be $1,262,630 as of June 30, 2010 if there are no prepayments of any portion of the Adjusted Deferral Amount prior to that date), and (B) Tenant shall pay the entire remaining balance of the Adjusted Deferral Amount (which should, in the absence of any prepayments, be equal to the initial Deferral Amount as specified above) in equal monthly installments of $173,498 per month for forty-seven (47) months (the same payment terms previously in effect under the Third Amendment), including interest accruing at nine percent (9%) per annum from July 1, 2010 on the unpaid portion of the Adjusted Deferral Amount remaining outstanding from time to time.  Such monthly payments shall be due, together with all minimum monthly rent and all other additional rent otherwise payable under the Lease, on the first day of each calendar month beginning on July 1, 2010 and continuing through and including May 1, 2014.  The rent schedule set forth in Exhibit A attached hereto and incorporated herein by this reference sets forth, for purposes of illustration, the modified rent schedule that would be applicable under this Amendment if this subparagraph (b)(i) applies and no prepayments of the Adjusted Deferral Amount are made by Tenant prior to July 1, 2010.  In the event of any prepayment after

June 30, 2010 of less than the entire then remaining balance of the Adjusted Deferral Amount and interest thereon, the unpaid Adjusted Deferral Amount and accrued interest shall be recalculated (after giving effect to such prepayment) and the required monthly amortization payment under this subparagraph (b)(i) shall be recalculated to provide for a level amortization of such recalculated Adjusted Deferral Amount, with interest at nine percent (9%) per annum, compounded monthly, over the number of full calendar months remaining from the date of such prepayment (beginning with the first full calendar month following the actual prepayment date) through and including May 2014.

(ii)           If a Capital Event (as defined below) occurs prior to July 1, 2010 and the Transaction Consideration (as defined below) received pursuant to or in connection with such Capital Event is $200 million or more, then within forty-five (45) business days after the closing of such Capital Event, Tenant shall pay Landlord a lump-sum payment equal to the entire then outstanding Adjusted Deferral Amount, in full and final satisfaction of Tenant’s payment obligations under this subparagraph (b).

(iii)         If a Capital Event occurs prior to July 1, 2010 and the Transaction Consideration received pursuant to or in connection with such Capital Event is less than $200 million but greater than or equal to $100 million, then (A) within forty-five (45) business days after the closing of such Capital Event, Tenant shall pay Landlord a lump-sum payment equal to fifty percent (50%) of the then outstanding Adjusted Deferral Amount, and (B) on or before July 1, 2011, Tenant shall pay Landlord a further lump-sum payment equal to the entire remaining balance of the Adjusted Deferral Amount, which for this purpose shall be deemed to continue to increase at the rate of twelve percent (12%) per annum, compounded monthly, from the date when the first lump-sum payment was made pursuant to clause (A) above through and including June 30, 2011, which payments in the aggregate shall constitute full and final satisfaction of Tenant’s payment obligations under this subparagraph (b).

(iv)          If a Capital Event occurs prior to July 1, 2010 and the Transaction Consideration received pursuant to or in connection with such Capital Event is less than $100 million but greater than or equal to $50 million, then Tenant shall make payments to Landlord in the same manner and same amounts required under subparagraph (b)(i) above, except that the lump-sum payment described in clause (A) of subparagraph (b)(i) shall be made on or before the first day of the calendar month following the month in which such Capital Event occurs, and the monthly payments described in clause (B) of subparagraph (b)(i) shall commence on the first day of the calendar month following the month in which such Capital Event occurs and shall continue for a total of forty-seven (47) calendar months, including the month in which the first such monthly payment is made.

(v)            If more than one Capital Event occurs prior to July 1, 2010, then the Transaction Consideration received pursuant to or in connection with all such Capital Events shall be aggregated, on a cumulative basis, for purposes of applying subparagraphs (b)(ii), (iii) and (iv) above and the governing payment provisions shall be those set forth in the subparagraph applicable to a Capital Event with Transaction Consideration equal to such aggregate amount, effective as of the closing of the later or last such Capital Event to occur, with Tenant receiving a credit against its payment obligations under such governing payment provisions to the extent of any payments already made by Tenant to Landlord pursuant to the earlier-occurring Capital Event(s).

(c)           The unpaid balance of the Adjusted Deferral Amount (and interest accrued thereon, if applicable) may be prepaid by Tenant voluntarily at any time, in whole or in part, without penalty, in Tenant’s sole discretion, provided that at the time of such prepayment Tenant is current in its payments with respect to all monetary obligations under the Lease.  Any such prepayment, after all other monetary obligations of Tenant under the Lease have been brought current, shall be applied first to accrued interest (if any), then to the unpaid balance (if any) of the Delay Period Adjustment Amount, and then to the remaining balance of the Adjusted Deferral Amount.  In the event of any such prepayment made after amortization payments have commenced on July 1, 2010 pursuant to subparagraph (b)(i) above, there shall be a recalculation of the required amortization payments (after giving effect to the prepayment) as provided in the final sentence of such subparagraph (b)(i).

(d)           For purposes of this Amendment, the term “Capital Event” means any of the following:  (i) receipt by Tenant of cash or cash-equivalent consideration in exchange for an issuance of equity securities by Tenant (including, but not limited to, an issuance of warrants, options or other securities exercisable for or convertible into equity securities of Tenant), or in exchange for issuance by Tenant of a note or other debt security convertible into equity securities of Tenant; (ii) receipt by Tenant of cash or cash-equivalent consideration pursuant to a product license by Tenant; (iii) receipt by Tenant of cash or cash-equivalent consideration pursuant to a strategic partnership, joint venture, collaboration or other similar arrangement with another person or entity; or (iv) occurrence of any merger, consolidation, reorganization, sale of assets, sale of stock or other similar transaction in which a material part of the consideration received by Tenant or by any of its equity security holders in connection with such transaction consists of cash or cash-equivalent consideration.  The term “Transaction Consideration” means, with respect to a Capital Event, the aggregate cash and cash-equivalent consideration received collectively by Tenant and, in the case of a Capital Event defined in clause (iv) of the preceding sentence, by Tenant’s equity security holders pursuant to or in connection with such Capital Event.

2.             Cancellation and Issuance of Warrants.  HCP Estates USA Inc., a Delaware corporation (“HCP Estates”), is an affiliate of Landlord and is the holder of Warrant No. CS-23A, issued by Tenant and dated as of February 26, 2009, for the purchase of 100,000 shares of Tenant’s common stock (the “Existing Warrant”), although physical possession of the original Existing Warrant is presently maintained by Tenant (for the benefit of HCP Estates).  Concurrently with the mutual execution of this Amendment, (a) Tenant shall execute, issue and deliver to Landlord or Landlord’s nominee (which Landlord presently anticipates will be HCP Life Science REIT, Inc., a Maryland corporation and an affiliate of Landlord) a Warrant dated as of the date of execution of this Amendment, in the same form as the Existing Warrant (except with such modifications as are reasonably necessary to reflect any new or different terms specified in this Amendment), for 200,000 shares of Tenant’s Common Stock (the “New Warrant”), and (b) the Existing Warrant (presently in Tenant’s possession as noted above) shall be automatically cancelled and shall be of no further force or effect.  The New Warrant shall be exercisable at any time from the issue date through the seventh (7th) anniversary of the issue date, inclusive.  Neither the issuance nor the exercise of the New Warrant shall result in any credit against any monetary obligations of Tenant under the Lease or under this Amendment.  The exercise price per share under the New Warrant, to be inserted at the time of issuance, shall be equal to the average closing price of Tenant’s Common Stock for the three (3) business days immediately preceding the execution date of this Amendment.

3.             Usury Laws Not Applicable.

(a)           The parties are entering into this Amendment in reliance upon their mutual understanding and agreement that the California usury laws are not applicable to the transactions contemplated by this Amendment, including (but not limited to) the deferral and repayment provisions contained herein and the manner in which Tenant’s repayment obligation is calculated.  Without limiting the generality of the foregoing, the parties acknowledge and agree that the relationship established by the Lease is fundamentally a real property leasing relationship and does not involve a lending or borrowing of money as between Landlord and Tenant, and that the modified rent structure and repayment obligations set forth in this Amendment are part of the negotiated consideration for Tenant’s leasing of the Premises (as defined in the Lease).

(b)           If, notwithstanding the intention and understanding of the parties as set forth above, it is determined at any time or under any circumstances pursuant to a final judgment by a court of competent jurisdiction that (i) the provisions of this Amendment are subject to the California usury laws, (ii) no exemption from such usury laws is available for the transactions contemplated in this Amendment and (iii) the fulfillment of any provision of this Amendment would result in Landlord receiving or being deemed to receive interest at a rate exceeding the highest lawful rate permissible under applicable California usury laws, then (A) the relevant provisions of this Amendment shall be automatically amended in such a manner as to reduce Tenant’s monetary obligations hereunder to the maximum limit permissible under applicable California usury laws, and (B) to the extent Landlord has actually received amounts determined by such court to constitute interest in an amount in excess of the highest lawful rate, then the amount that would otherwise constitute excessive interest shall instead be deemed to be applied in reduction of the unpaid principal balance of Tenant’s obligations under this Amendment rather than being a payment of interest under this Amendment, or, if such excessive interest exceeds the unpaid principal balance of Tenant’s obligations under this Amendment, then such excess amount shall be refunded to Tenant.

4.             No Brokers.  Each party respectively (i) represents and warrants that no broker represented or acted for such party in connection with the consummation of this Amendment or of the transactions contemplated herein, and (ii) agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including (but not limited to) reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation by any broker or agent alleging to have represented or acted on behalf of the indemnifying party in connection with this Amendment and the transactions contemplated herein.

5.             Entire Agreement; Confidentiality.  This Amendment constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all prior negotiations, discussions, terms sheets, letters, understandings and agreements, whether oral or written, between the parties with respect to such subject matter (other than the Lease itself, as expressly amended hereby).  The parties agree that all correspondence, terms sheets, drafts, letters, communications, understandings and agreements (if any), whether oral or written, exchanged or reached between them prior to the execution of this Amendment and relating in any way to the subject matter of this Amendment, and all information contained in any of the foregoing (except insofar as any such information is expressly set forth in this Amendment itself), are and shall remain confidential information and shall not be disclosed by either party or its respective agents or employees to any other person or entity, except that either party may disclose such confidential information to its respective employees, agents and financial and legal consultants provided that (a) such disclosure is reasonably necessary to advance or protect the disclosing party’s interests and (b) the disclosing party advises such recipients of the confidential nature of such information and requires them to respect and maintain the confidentiality thereof.

6.             No Other Modifications.  Except as otherwise expressly provided herein, the terms and provisions of the Lease are unmodified and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. Four as of the date first set forth above, effective as of the Effective Date.

LANDLORD:	HCP BTC, LLC (formerly known as Slough BTC, LLC), a Delaware limited liability company

	By:	HCP ESTATES USA INC. (formerly known as Slough Estates USA Inc.), a Delaware corporation, Its Managing Member

		By:	/s/ Jonathan M. Bergschneider
		Name:	Jonathan M. Bergschneider
		Title:	Senior Vice President

TENANT:	RIGEL PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ James M. Gower
	Name:	James M. Gower
	Title:	Chief Executive Officer

	By:	/s/ Ryan Maynard
	Name:	Ryan Maynard
	Title:	Chief Financial Officer

Attachment:

Exhibit A                Adjusted Rent Schedule (Subparagraph 1(b)(i))

EXHIBIT A

Adjusted Rent Schedule (Subparagraph 1(b)(i))

Pursuant to Subparagraph 1(b)(i) of the foregoing Amendment, the schedule of current monthly minimum rental payments for Months 73 through 180 of the Lease term (2/1/09 through 1/31/18) would be as follows, assuming no prepayments of the Adjusted Deferral Amount by Tenant prior to July 1, 2010:

Months	Previously Scheduled Monthly Rent (per Lease) *	Additional Monthly Rent (per Amendment, Subparagraph 1(b)(i))	Total Adjusted Monthly Rent

073 — 084 (2/1/09 — 1/31/10)	$1,203,153	none	$1,203,153

085 — 089 (2/1/10 — 6/30/10)	$1,025,154	none	$1,025,154

090 (7/1/10)	$1,025,154	$1,436,128	$2,461,282

091 — 096 (8/1/10 — 1/31/11)	$1,025,154	$173,498	$1,198,652

097 — 108 (2/1/11 — 1/31/12)	$1,066,548	$173,498	$1,240,046

109 — 120 (2/1/12 — 1/31/13)	$1,109,686	$173,498	$1,283,184

121 — 132 (2/1/13 — 1/31/14)	$1,154,583	$173,498	$1,328,081

133 — 136 (2/1/14 — 5/31/14)	$1,199,781	$173,498	$1,373,279

137 — 144 (6/1/14 — 1/31/15)	$1,199,781	none	$1,199,781

145 — 156 (2/1/15 — 1/31/16)	$1,248,232	none	$1,248,232

157 — 168 (2/1/16 — 1/31/17)	$1,298,481	none	$1,298,481

169 — 180 (2/1/17 — 1/31/18)	$1,350,544	none	$1,350,544

* Excludes amortization amounts that would have been payable under Amendment No. Three, to reflect the further deferral of such amounts pursuant to this Amendment.